Exhibit (a) (12)

WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND

     RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999, as amended (“Declaration of Trust”), and having heretofore divided the shares of beneficial interest of the Trust in thirty-two separate Series (the “Series”), hereby amend the Declaration of Trust by terminating the Series know as the “Small-Cap Equity Portfolio.”

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 1st day of May, 2004.

/s/ Thomas C. Sutton	/s/ Lucie H. Moore
Thomas C. Sutton	Lucie H. Moore
Trustee	Trustee

/s/ Richard L. Nelson	/s/ Alan Richards
Richard L. Nelson	Alan Richards
Trustee	Trustee

/s/ Lyman W. Porter	/s/ G. Thomas Willis
Lyman W. Porter	G. Thomas Willis
Trustee	Trustee

/s/ Cecilia H. Herbert
Cecilia H. Herbert
Trustee

PRESIDENT’S CERTIFICATE

     The undersigned, being the duly appointed, qualified and active President of Pacific Select Fund (the “Trust”), hereby certifies that Section 6.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated October 28, 1999 and amended (the “Declaration of Trust”) has been duly amended in accordance with the provisions of Section 11.4 of the Declaration of Trust.

Date: May 1, 2004	/s/ Glenn S. Schafer
Glenn S. Schafer
President